SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                       -----------------------------------


                                  SCHEDULE 13G



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
     TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                                (Amendment No. )*


                               THOMSON multimedia
--------------------------------------------------------------------------------
                                (Name of Issuer)


               Ordinary shares, nominal value Euro 7.50 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                     2302
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 3, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)




            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|   Rule 13d-1(b)

                  |X|   Rule 13d-1(c)

                  |_|   Rule 13d-1(d)


--------------------------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

-------------------------------                              -------------------
CUSIP No. 2302                              13G               Page 2 of 5 Pages
-------------------------------                              -------------------



--------------------------------------------------------------------------------
 1.    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             NEC Corporation

--------------------------------------------------------------------------------
 2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) |_|
                                                                         (b) |_|


--------------------------------------------------------------------------------
 3.    SEC USE ONLY


--------------------------------------------------------------------------------
 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

             Japan
--------------------------------------------------------------------------------
                           5.   SOLE VOTING POWER

                                         8,891,008
        NUMBER OF
         SHARES
      BENEFICIALLY
        OWNED BY
          EACH
        REPORTING
         PERSON
          WITH
                           -----------------------------------------------------
                           6.  SHARED VOTING POWER

                                        None
                           -----------------------------------------------------
                           7.  SOLE DISPOSITIVE POWER

                                        8,891,008
                           -----------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                                        None
--------------------------------------------------------------------------------
 9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             8,891,008
--------------------------------------------------------------------------------
 10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                          |_|
          EXCLUDES CERTAIN SHARES*

--------------------------------------------------------------------------------
 11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

             7.15%
--------------------------------------------------------------------------------
 12.   TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                                                               Page 3 of 5 Pages

ITEM 1(A).  NAME OF ISSUER:

      THOMSON multimedia

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

      46 Quai Alphonse Le Gallo
      92100 Boulogne Billancourt
      France

ITEM 2(A).  NAME OF PERSON FILING:

      NEC Corporation

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

      5-7-1 Shiba
      Minato-ku
      Tokyo 108-8001
      Japan

ITEM 2(C).  CITIZENSHIP:

      Japan

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

      Ordinary shares, nominal value Euro 7.50 per share.

ITEM 2(E).  CUSIP NUMBER:

      2302

ITEM  3. IF THIS  STATEMENT IS FILED PURSUANT TO RULE 13D-1 (B), OR 13D-2 (B) OR
      (C), CHECK WHETHER THE PERSON FILING IS A:

     (a) |_| Broker or dealer registered under Section 15 of the Exchange Act.

     (b) |_| Bank as defined in Section 3 (a) (6) of the Exchange Act.

     (c) |_| Insurance company as defined in Section 3 (a) (19) of the Exchange Act.

     (d) |_| Investment company registered under Section 8 of the Investment Company Act.

     (e) |_| An  investment  adviser in  accordance  with Rule 13d-1 (b)(1) (ii)
             (E).

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1 (b) (1) (ii) (F).

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1 (b) (1) (ii) (G).

     (h) |_| A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act.

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3 (c) (14) of the Investment Company Act.

                                                               Page 4 of 5 Pages

     (j) |_| Group, in accordance with Rule 13d-1 (b) (1) (ii) (J).

     If this statement is filed pursuant to Rule 13d-1 (c), check this box. |X|

ITEM 4.  OWNERSHIP.

     The information contained in Items 5 through 11 on the cover page hereto (page 2 hereof) is incorporated herein by reference.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      NOT APPLICABLE.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      NOT APPLICABLE.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

      NOT APPLICABLE.

ITEM 10.    CERTIFICATIONS.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 5 of 5 Pages

                                   SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                 Date:  February 14, 2000

                                 NEC CORPORATION



                                 By:   /s/  S. Matsuba
                                       ______________________________________
                                       Name:   S. Matsuba
                                       Title:  Advisor, International Strategies